UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                                   reported):
                                January 24, 2008


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


            NEVADA                                              93-0926999
(State of other Jurisdiction                               (IRS Employer ID No.)
        of Incorporation)

901 NORTH KANSAS AVE, NORTH LIBERTY, IA                           52317
(Address of Principal Executive Offices)                       (Zip Code)


              Registrant's Telephone Number (including area code):
                                  319-626-3600

Item 9.01.   Financial Statements and Exhibits

     Exhibit 99.1 - Heartland Express, Inc. press release dated January 24, 2008 with respect to the Company's financial results for the quarter ended December 31, 2007.

Item 2.02.   Results of Operations and Financial Condition.

     On January 24, 2008, Heartland Express, Inc. announced its financial results for the quarter ended December 31, 2007. The press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                      HEARTLAND EXPRESS, INC.

Date: January 24, 2008                                BY:/s/ John P Cosaert
                                                        -------------------
                                                      JOHN P. COSAERT
                                                      Vice-President
                                                      Finance and Treasurer

                                Exhibit No. 99.1



Thursday, January 24, 2008, For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter of 2007.

NORTH LIBERTY, IOWA - January 24, 2008 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2007. Operating revenues for the quarter increased 4.1% to $152.8 million from $146.8 million in the fourth quarter of 2006. Net income decreased 15.4% to $16.6 million from $19.6 million in the 2006 period. Earnings per share were $0.17 compared to $0.20 for the fourth quarter of 2006. Operating income during the fourth quarter of 2007 was negatively impacted approximately $4.6 million or $0.03 per share due to an increase in fuel cost, net of fuel surcharge revenue.

For the year ended December 31, 2007, operating revenues increased 3.5% to $591.9 million from $571.9 million during the same period in 2006. Net income decreased 12.6% to $76.2 million from $87.2 million in the 2006 period. Earnings per share were $0.78 compared with $0.89 for the 2006 period. Operating income for the year was negatively impacted by an $8.0 million decrease in gains on disposal of property and equipment. In addition, operating income for the year ended December 31, 2007 was negatively impacted approximately $10.5 million or $0.07 per share due to an increase in fuel cost, net of fuel surcharge revenue.

For the quarter, Heartland Express, Inc. posted an operating ratio (operating expenses as a percentage of operating revenues) of 83.9% and a 10.9% net margin (net income as a percentage of operating revenues). The Company reported an operating ratio of 81.3% and a 12.9% net margin for the year ended December 31, 2007. The Company ended the year with cash, cash equivalents, and short-term investments of $196.6 million, a $134.7 million decrease from the $331.3 million reported on December 31, 2006 due to the special $196.5 million dividend paid in 2007. The Company's balance sheet continues to be debt-free.

The average age of the Company's tractor fleet was 2.1 years at December 31, 2007 with the entire tractor fleet consisting of 2005 or newer model year International tractors. The average age of the Company's trailer fleet was 3.8 years at December 31, 2007 with the entire trailer fleet consisting of 2002 or newer model year Wabash trailers.

During the quarter, Heartland Express declared a regular quarterly cash dividend. The quarterly dividend of approximately $1.9 million at the rate of $0.02 per share was paid on January 3, 2008 to shareholders of record at the close of business on December 21, 2007. The Company has now paid cash dividends of $224.6 million over the past eighteen consecutive quarters. Interest income decreased in the fourth quarter of 2007 and for the year ended December 31, 2007 primarily due to the payment of the special dividend.

The Company purchased 1.3 million shares of its outstanding common stock during the year. Our strong cash position has allowed us to improve shareholder return with share repurchases and cash dividends without effecting growth opportunities. This repurchase of shares demonstrates the Board of Director's confidence in the Company's performance and future prospects.

On October 11, 2007, Forbes magazine named Heartland Express one of the "Best 200 Small Companies in America." The Company has been recognized sixteen times during its twenty one years as a public company, and has made the list the past six consecutive years.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

                        Contact: Heartland Express, Inc.
                             Mike Gerdin, President
                      John Cosaert, Chief Financial Officer
                                  319-626-3600

                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)


                                    Three months ended      Twelve months ended
                                        December 31,            December 31,

                                    2007         2006        2007       2006
                                  ---------   ---------   ---------   ---------
OPERATING REVENUE                 $ 152,786   $ 146,804   $ 591,893   $ 571,919
                                  ---------   ---------   ---------   ---------

OPERATING EXPENSES:

   Salaries, wages, benefits      $  49,243   $  48,842   $ 196,303   $ 189,179
   Rent and purchased
     transportation                   5,304       5,322      21,421      24,388
   Fuel                              47,029      36,519     164,285     146,240
   Operations and maintenance         2,357       3,017      12,314      12,647
   Operating taxes and licenses       2,283       2,613       9,454       9,143
   Insurance and claims               4,006       5,077      18,110      16,621
   Communications and utilities         992         913       3,857       3,721
   Depreciation                      12,532      13,546      48,478      47,351
   Other operating expenses           4,344       4,243      17,380      17,357
   Loss (gain) on disposal
     of property & equipment            113        (572)    (10,159)    (18,144)
                                  ---------   ---------   ---------   ---------
                                    128,203     119,520     481,443     448,503
                                  ---------   ---------   ---------   ---------
           Operating income          24,583      27,284     110,450     123,416
Interest income                       2,322       3,178      10,285      11,732
                                  ---------   ---------   ---------   ---------
Income before income taxes           26,905      30,462     120,735     135,148
Federal and state income taxes       10,274      10,814      44,565      47,978
                                  ---------   ---------   ---------   ---------
Net Income                        $  16,631   $  19,648   $  76,170   $  87,170
                                  =========   =========   =========   =========
Earnings per share                $    0.17   $    0.20   $    0.78   $    0.89
                                  =========   =========   =========   =========
Weighted average shares
  outstanding                        96,953      98,252      97,735      98,359
                                  =========   =========   =========   =========
Dividends declared per share      $   0.020   $   0.020   $   2.080   $   0.075
                                  =========   =========   =========   =========


                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)


                                                     December 31,   December 31,
ASSETS                                                  2007            2006
                                                     ------------   ------------
CURRENT ASSETS
   Cash and cash equivalents                         $      7,960   $     8,459
   Short-term investments                                 188,643       322,829
   Trade receivables                                       44,359        43,499
   Prepaid tires                                            4,764         5,076
   Other prepaid expenses                                   1,692         1,635
   Income tax receivable                                       57            --
   Deferred income taxes                                   30,443        29,177
                                                     ------------   -----------
             Total current assets                    $    277,918   $   410,675
                                                     ------------   -----------
PROPERTY AND EQUIPMENT                               $    370,358   $   344,324
   Less accumulated depreciation                          132,545        96,293
                                                     ------------   -----------
                                                     $    237,813   $   248,031
                                                     ------------   -----------
OTHER ASSETS                                         $     10,563   $    10,364
                                                     ------------   -----------
                                                     $    526,294   $   669,070
                                                     ============   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued liabilities          $     12,747   $    15,076
   Compensation & benefits                                 15,024        15,028
   Income taxes payable                                        --        21,419
   Insurance accruals                                      60,882        56,652
   Other accruals                                           6,719         8,248
                                                     ------------   -----------
             Total current liabilities               $     95,372   $   116,423
                                                     ------------   -----------
LONG-TERM LIABILITIES
   Income taxes payable                              $     37,593   $       --
   Deferred income taxes                                   50,570        57,623
                                                     ------------   -----------
                                                     $     88,163   $    57,623
                                                     ------------   -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Capital stock; common, $.01 par value;
     authorized 395,000 shares; issued and
     outstanding 96,949 in 2007 and 98,252
     in 2006                                         $        969   $       983
     Additional paid-in capital                               439           376
     Retained earnings                                    341,351       493,665
                                                     ------------   -----------
                                                     $    342,759   $   495,024
                                                     ------------   -----------
                                                     $    526,294   $   669,070
                                                     ============   ===========


                                 END OF REPORT